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                                                                    Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Meritage Corporation:

We consent to the use of our report dated February 6, 2003, with respect to the consolidated balance sheets of Meritage Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the Annual Report on Form 10-K of Meritage Corporation for the year ended December 31, 2002, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.


                                        /s/ KPMG LLP

Phoenix, Arizona

July 2, 2003